                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-131333 on Form S-1 of our report dated March 14, 2006, relating to the consolidated financial statements and financial statement schedule of ProxyMed, Inc., and its subsidiaries (d/b/a MedAvant Healthcare Solutions) as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
April 10, 2006